Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 54 (d) Dated Monday, July 14, 2003
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Interest Rate Basis	Index Maturity	Spread to Interest Rate Basis	Maturity Date
44181EVH8	$1,482,000.00	1.000%	$1,467,180.00	Floating Rate	Treasury Rate	3 Months	0.500	07/15/2008
Maximum Interest Amount	Initial Interest Rate	Interest Payment Dates	Coupon Frequency	Day Count Basis	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
N/A	1.407%	10/15/2003 and Quarterly on the 15th thereafter	Quarterly	Actual/ Actual	Yes	Senior Unsecured Notes	A1	A
Interest Reset Dates:	10/15/2003 and Quarterly on the 15th thereafter

Redemption Information: Non-Callable.
Note ***Floating Rate HFC InterNotes*** 3 mos. T-Bill = 50 bps
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

In the event that the result of the 3 month Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of the actions of 3 month Treasury Bills will again be published.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, July 14, 2003 @12:00 PM ET
Settlement Date: Thursday, July 17, 2003
All products sell at 100% of par.
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

							Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1